January 28, 2025

X-Square Series Trust

Centro Internacional de Mercadeo II

90 Carr. 165, Suite 803,

Guaynabo, Puerto Rico 000968

Re:	X-Square Series Trust - File Nos. 333-261910 and 811-23769

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the X-Square Series Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 2 under the Securities Act of 1933 (Amendment No. 5 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP